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                            [PACIFIC ENTERPRISES LETTERHEAD]


                                   February 3, 1998



Southern California Gas Company
555 West Fifth Street
Los Angeles, California 90013-1011


Gentlemen:

          In my capacity as your counsel, I have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of the public offering of up to $600,000,000 aggregate public offering price of your debt securities (the "Securities").

          I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of the Securities. Upon the basis of the foregoing and subject to the completion of said proceedings prior to the issuance of the Securities, I am of the opinion that the Securities when issued and sold in the manner set forth in the Registration Statement will be legally issued and binding obligations.

          I consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Registration Statement and the Prospectus which is a part thereof.


                                        Respectfully submitted,


                                        /s/ Gary W. Kyle
                                        ---------------------------------------
                                        Gary W. Kyle

GWK/lhp